Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Recro Pharma, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s common stock, $0.01 par value per share (“Common Stock”) is registered under Section 12(b) of the Exchange Act. The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our second amended and restated articles of incorporation, as amended (“Articles of Incorporation”), and third amended and restated bylaws (“Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. We encourage you to read our Articles of Incorporation, Bylaws and the applicable provisions of Pennsylvania Business Corporation Law (“PBCL”), for additional information.

References to “Recro,” “we,” “our” and the “Company” herein are, unless the context otherwise indicates, only to Recro Pharma, Inc. and not to any of its subsidiaries.

Common Stock

Authorized Capital Stock. Our authorized capital stock consists of 105,000,000 shares, 95,000,000 of which are designated as Common Stock and 10,000,000 of which are designated as preferred stock with a par value of $0.01 (“Preferred Stock”). Shares of our Common Stock have the following rights, preferences and privileges:

Voting Rights. Except as otherwise provided by the PBCL or our Articles of Incorporation and subject to the rights of holders of any series of Preferred Stock, all of the voting power of our shareholders is vested in the holders of the Common Stock, and each holder of Common Stock has one vote for each share held by such holder on all matters voted upon by our shareholders. No holder of Common Stock is entitled to the right of cumulative voting. At meetings of our shareholders, a plurality of the votes cast is sufficient to elect a director to our board of directors (the “Board”).

Dividends. Except as otherwise provided by the PBCL or our Articles of Incorporation, and subject to the powers, rights, privileges, preferences and priorities of holders of any series of Preferred Stock, the holders of Common Stock will share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise, at such times and in such amounts as our Board in its sole discretion may determine.

No Preemptive or Similar Rights. Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc.

Listing. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “REPH.”

Preferred Stock

Our Board has the authority, without further action by our shareholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting and other rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of our Common Stock.

We have no current plans to issue any shares of Preferred Stock.

Anti-Takeover Effects of Pennsylvania Law and our Articles of Incorporation and Bylaws

Articles of Incorporation and Bylaws

Provisions of our Articles of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our Articles of Incorporation and Bylaws:

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divide our Board into three classes with staggered three-year terms;
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provide that a special meeting of shareholders may be called only by a majority of our Board;
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establish advance notice procedures with respect to shareholder proposals to be brought before a shareholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board;
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provide that shareholders may only act at a duly organized meeting; and
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provide that members of our Board of directors may be removed from office by our shareholders only for cause by the affirmative vote of 75% of the total voting power of all shares entitled to vote generally in the election of directors.

Our Bylaws also provide that, unless we consent in writing to the selection of an alternative forum, a state or federal court located within the County of Chester in the Commonwealth of Pennsylvania will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the PBCL, or (iv) any action asserting a claim peculiar to the relationships among or between our Company and our officers, directors and shareholders. When there are no federal courts located in the County of Chester, as is currently the case, the exclusive forum provision of our Bylaws establishes exclusive jurisdiction for the matters above in the state courts of the County of Chester. However, such provision does not establish exclusive jurisdiction in the state courts of the County of Chester for claims that arise under the Securities Act, the Exchange Act or other federal securities laws if there is exclusive or concurrent jurisdiction in the federal courts.

Pennsylvania Anti-Takeover Law

Provisions of the PBCL applicable to us provide, among other things, that:

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we may not engage in a business combination with an “interested shareholder,” generally defined as a holder of 20% of a corporation’s voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances;
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holders of our Common Stock may object to a “control transaction” involving us (a control transaction is defined as the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation), and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group;”
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holders of “control shares” will not be entitled to voting rights with respect to any shares in excess of specified thresholds, including 20% voting control, until the voting rights associated with such shares are restored by the affirmative vote of a majority of disinterested shares and the outstanding voting shares of the Company; and
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any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to us from the disposition of any equity securities of within 18 months after the person or group became a “controlling person or group” shall belong to and be recoverable by us.

Pennsylvania-chartered corporations may exempt themselves from these and other anti-takeover provisions. Our Articles of Incorporation do not provide for exemption from the applicability of these or other anti-takeover provisions in the PBCL.

The provisions noted above may have the effect of discouraging a future takeover attempt that is not approved by our Board but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may make the removal of our Board or management more difficult. Furthermore, such provisions could result our Company being deemed less attractive to a potential acquiror and/or could result in our shareholders receiving a lesser amount of consideration for their shares of our Common Stock than otherwise could have been available either in the market generally and/or in a takeover.